Exhibit 5.1

Ascendis Pharma A/S

Tuborg Boulevard 5

2900 Hellerup

10.3.2021 Journal nr. 66133 ID 31	Re. Registration Statement on Form S-8 of Ascendis Pharma A/S
Dear Sirs,

Lars Lüthjohan Jensen
Advokat (L) D: +45 3319 3749 M: +45 4028 3536 llj@mazanti.dk	We have acted as Danish counsel to Ascendis Pharma A/S (the “Company”) in connection with the registration of up to 2,000,000 ordinary shares of the Company that are available for issuance pursuant to warrants on the terms of the incentive scheme set forth in Appendix 1 to the Company’s articles of association (collectively, the “Incentive Shares”).

Mikkel L. Randsborg
Advokat D: +45 3319 3796 M: +45 2677 6070 mra@mazanti.dk	In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion.

Charlotte Elisa Maksi
Sekretær D: +45 3319 3785 cma@mazanti.dk	Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Incentive Shares that may be issued following exercise of the warrants have been duly authorized and, when issued in accordance with the terms of the respective warrants and against payment of due consideration therefor, will be validly issued, fully paid and non-assessable.

Non-assessable shall in this context mean, in relation to a share, that the issuer of the share has no right to require the holder of the share to pay to the issuer any amount (in addition to the amount required for the share to be fully paid) solely as a result of his shareholding.

The opinion expressed herein is limited to the laws of Denmark as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. We have assumed that the Company has taken no and will take no action inconsistent with the Danish Companies Act or the resolutions of its shareholders and its board of directors authorizing the Company to issue the warrants or the Incentive Shares.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the Incentive Shares to be issued and sold under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Any and all liability and other matters relating to this opinion shall be governed exclusively by Danish law and the Danish courts shall have exclusive jurisdiction to settle any dispute relating to this opinion.

On behalf of Lars Lüthjohan Jensen

/s/ Mikkel Louekari Randsborg
Mikkel Louekari Randsborg